Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 24, 2019

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION

REPORTS RESULTS FOR FIRST QUARTER OF 2019

AND ANNOUNCES DIVIDEND

BILOXI, MS (April 24, 2019)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the first quarter ending March 31, 2019. Additionally, the company declared a cash dividend of $ 0.01 per common share, payable May 10, 2019 to shareholders of record as of May 6, 2019.

The company reported net income of $405,000 for the first quarter of 2019 compared to net income of $292,000 for the first quarter of 2018, which is a 39% increase. Favorably impacting first quarter of 2019 results was the payoff of a $1.475 million nonaccrual loan which resulted in the recovery of $135,000 of interest income. Earnings per weighted average common share for the first quarter of 2019 were $0.08 compared to $0.06 for the first quarter 2018. Per share figures are based on weighted average common shares outstanding of 4,943,186 and 5,080,514 for the quarters ended March 31, 2019 and 2018, respectively.

Provision for loan losses during the first quarter of 2019 increased to $54,000 compared to $35,000 for the same period last year. The Allowance for Loan Losses as a percentage of total loans was 2.01% as of March 31, 2019 as compared to 2.26% as of March 31, 2018.

As of March 31, 2019, nonaccrual loans decreased to $6,107,000 compared to $12,886,000 as of March 31, 2018. The Company had no loans past due 90 days and still accruing for the quarters ended March 31, 2019 and 2018. For the first quarter of 2019, loan charge-offs decreased to $76,000 as compared to $152,000 for the same period the prior year. Loan recoveries were $58,000 for the first quarter of 2019 compared to $176,000 for the first quarter of 2018.

“Our financial results in the first quarter improved considerably from the first quarter of 2018,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He added, “We look forward to advancing our financial success in 2019. We are especially proud of the 53% decrease in nonaccrual loans. “

The holding company’s primary capital ratio was 15.24% at March 31, 2019, compared to 14.24% at March 31, 2018. The company’s book value per share was $18.35 and $17.16 as of March 31, 2019 and 2018, respectively.

Founded in 1896, with $633 million in assets as of March 31, 2019, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY
Three Months Ended March 31,	2019	2018
Net interest income	$4,620	$4,269
Provision for loan losses	54	35
Non-interest income	1,406	1,523
Non-interest expense	5,567	5,465
Net income	405	292
Earnings per share	.08	.06

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
Three Months Ended March 31,	2019	2018
Allowance for loan losses, beginning of period	$5,340	$6,153
Recoveries	58	176
Charge-offs	(76)	(152)
Provision for loan losses	54	35

Allowance for loan losses, end of period	$5,376	$6,212

PERFORMANCE RATIOS
March 31,	2019	2018
Return on average assets	0.26%	0.18%
Return on average equity	1.82%	1.32%
Net interest margin	3.30%	2.96%
Efficiency ratio	93%	95%

BALANCE SHEET SUMMARY
March 31,	2019	2018
Total assets	$632,961	$646,846
Loans	267,492	275,452
Securities	281,579	295,405
Other real estate (ORE)	8,873	8,845
Total deposits	521,337	538,936
Shareholders’ equity	90,685	87,052
Book value per share	18.35	17.16
Weighted average shares	4,943,186	5,080,514

PERIOD END DATA
March 31,	2019	2018
Allowance for loan losses as a percentage of loans	2.01%	2.26%
Loans past due 90 days and still accruing
Nonaccrual loans	6,107	12,886
Primary capital	15.24%	14.24%